UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Ballantyne Strong, Inc.
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Dear Ballantyne Strong Shareholders,

This year marked a significant change in the strategic direction of Ballantyne Strong. In 2015, my partners and I at Fundamental Global Investors and our affiliate, CWA Asset Management Group, became the largest shareholder of Ballantyne Strong. Our combined ownership represents over 22% of Ballantyne Strong’s shares outstanding. Our involvement in Ballantyne Strong was driven by its dismal stock performance over the last few years and our decision that it was time for a complete overhaul of the company and its businesses. So we rolled up our sleeves and got involved.

The first step was to create a new Board of Directors. On May 13, 2015, your new Board of Directors took control of the oversight of the company. I would be remiss if I didn’t take this opportunity to express my significant gratitude to every member of the new Board and let you know that we as shareholders are all very lucky to have this highly accomplished group of business leaders supporting us through this transition to what we believe will be a much higher performing company in the future.

The new Board of Directors conducted a comprehensive review of all of our businesses and worked to build a strategic plan to reinvigorate the company. This was not an easy task. We decided very quickly that we needed a new leadership team to guide the company to prosperity. We began a search to find leaders to run what we now call our Cinema and Digital Media divisions.

As many of you know, Ballantyne Strong has a rich history in the Cinema industry having been a provider of products and services to the Cinema industry for over 80 years. We were very fortunate when Ray Boegner, who has been with Ballantyne Strong for over 30 years, agreed to lead our Cinema division. For those of you who do not know Ray personally, I can tell you that Ray knows more about the Cinema industry than anyone I have ever met. He has a wealth of knowledge and extraordinary relationships in the industry. We are very confident that Ballantyne Strong’s Cinema division is in good hands under Ray’s leadership.

The Cinema division has been a very welcome surprise for us as we conducted our review of the businesses. A discerning reader of our annual report might recognize that we have prioritized our Cinema division to reflect its importance to our organization’s revenue and cash flows. The Cinema division manufactures what we believe are the highest quality movie screens in the world out of a one-of-a-kind 76,000 square foot facility in Joliette, Quebec. The Cinema division also distributes Cinema equipment to our wonderful list of customers in the industry where we are fortunate to have multiple decade-long relationships with the best exhibitors in the world. If you have not visited our website featuring our high quality Cinema screens, I would encourage you to visit http://strongmdi.com to learn more about what makes your company a leader in the Cinema industry.

While it was not difficult to identify Ray Boegner as a clear and obvious choice to run our Cinema division, the Board needed to search far and wide to find a leader for what is now our Digital Media division. While we conducted an extensive search using all of the traditional outlets, we found Steve Schilling when we hired his firm S2 Ventures to help us figure out how to grow and more effectively manage our Digital Media division. Steve began consulting the Board by conducting a several month long strategic review of our Digital Media division and all of the interworking behind our operations, sales, finance and technology. This strategic review involved an analysis of where we were and what we needed to change to turn this division in the right direction. After countless presentations and hundreds of pages of PowerPoint slides, the Board made the decision to hire Steve to run our Digital Media division. This isn’t Steve’s first rodeo. Steve has built several companies that experienced significant growth under his leadership. In fact, it was a former shareholder of one of Steve’s past companies that reached out to us to recommend Steve for the position. We are glad we received that call. Steve has made several organizational changes to better serve our customers and promote profitable growth within the Digital Media division. We are hopeful that we will be reporting back to you on Steve’s success to improve the revenue, profitability and cash flows of our Digital Media division. If you have not visited our website featuring our digital media business, I would encourage you to visit http://convergent.com to learn more.

One of our first goals under new leadership was to right-size the general and administrative expenses of the company. The previous budgeting process did not match general and administrative expenses with the business cycle. Budgeting for these expenses was based on what was spent in the previous year, but did not question whether the previous year’s expenses were necessary. Over several years, expenses grew and revenue fluctuated with the business cycle.

The Board strongly believed that the budgeting process needed to change and we embarked upon a mission to manage expenses like owners (since we are) and not take for granted the precious resources of the company. And so began a rigorous process widely referred to as zero-based budgeting. For those not familiar, zero-based budgeting is not for the faint of heart. Zero-based budgeting requires a tremendous amount of detailed analysis of every single penny the company is spending and why the money is being spent.

In May we began a process of looking at every single expense at Ballantyne Strong and discussing if it was (1) needed to have, (2) nice to have or (3) completely unnecessary. We found a lot of expenses that were completely unnecessary and we eliminated them immediately. We also found a lot of expenses that were nice to have but were not necessary and we started the process for eliminating them as well.

Not every expense can be eliminated overnight. Expenses related to contractual obligations such as leases take time to reduce. That said, we have seen the beginnings of the fruits of our labor. In 2015, we reduced our gross expenses by over $7 million on an annual basis. When taking into account the new strategic investments we have made back into the business, we have reduced our annual expenses by over $3 million. This is just the beginning. The Board believes there are many more opportunities to reduce unnecessary and nice to have expenses. We will be working around the clock to show progress on these initiatives.

One of the Board’s objectives for 2016 is to downstream all of our operations to two operating divisions, Cinema and Digital Media, and dynamically allocate capital at the holding company to the highest return on invested capital opportunities that we believe will help us grow our intrinsic value per share over the next few decades. To head up this initiative, the Board asked me to step into the role of Executive Chairman in September 2015 and Chief Executive Officer in November 2015. I now have three direct reports: Ray Boegner, President of Cinema, Steve Schilling, President of Digital Media and Nate Legband, Chief Financial Officer. Our vision is that Nate and I will be the two senior executives at the holding company evaluating capital allocation decisions.

One such opportunity that the Board has diligently evaluated and made a significant investment in is RELM Wireless Corporation (“RELM”), which trades on the NYSE MKT under the ticker symbol of RWC. RELM designs and manufactures wireless communications products sold to the government and public safety markets primarily under the BK Radio brand and also manufactures products for the business, industrial and commercial markets under the RELM brand. For the last 16 years, RELM has been under the leadership of its Chief Executive Officer, David Storey, who is a strong operating executive and loves RELM almost as much as he loves his children. In the last few months, David and his team’s hard work and persistence has paid off with RELM winning a historic $26 million contract with the Transportation Security Administration (TSA). Over the next few months, be on the lookout for BK Radios as you go through security at the airport. We believe that this valuable contract is just the beginning of a very successful period for RELM. I joined the Board of RELM in 2015 and I am quite pleased with RELM’s progress since our involvement with the company.

The other company that the Board made a significant investment in is a Property & Casualty insurance company called 1347 Property Insurance Holdings (“1347 PIH”), which trades on the NASDAQ under the ticker symbol of PIH. 1347 PIH is a homeowners insurance company that primarily writes business in Louisiana and is licensed to write business in Texas. Our Board was initially interested in the company because of its very inexpensive valuation. By our calculations, 1347 PIH is trading well below book value with a negative enterprise value, meaning it has more cash than equity market capitalization and debt. We also like that 1347 PIH targets states with high property premiums and a favorable legislative environment where the industry giants are looking to decrease coastal risk exposure. This combination positions the company to have much higher returns on capital than your average insurance company. Finally, 1347 PIH is led by its Founder and CEO Doug Raucy who we believe is a good operator and a Board of Directors that has significant ownership in the company.

The RELM and 1347 PIH investments represent a total of approximately $6 million invested into companies outside of our core Cinema and Digital Media divisions. Despite making these investments, Ballantyne Strong had over $22 million of cash with $0 of debt on its balance sheet at the end of 2015. Combining our cash and investments in RELM and 1347 PIH, we had over $28 million at the end of 2015. In addition, as noted above, we are reinvesting over $3 million a year back into our Cinema and Digital Media divisions. The goal is to maintain and grow our cash flow in those businesses while reducing the corporate overhead at the holding company, which remains too high. We will continue to work to reduce overhead through our zero-based budgeting initiative discussed above. We have favorable cash flows in our Cinema division, and we are hopeful that Steve and team can turn the corner on the cash flows from our Digital Media division. This will leave us with two valuable businesses as measured on a multiple of free cash flow. Finally, we believe we have a valuable real estate asset in our Alpharetta, Georgia building and land. While it is difficult and perhaps foolish to try to pin-point an exact intrinsic value per share estimate, we believe the current stock price presents an attractive investment opportunity. The Board has authorized a 700,000 share repurchase program because of this opportunity. While we are using an algorithm to repurchase shares, we expect that if the price of the stock remains at current levels or falls to lower prices, we will be active buyers of the stock.

Hopefully by now it is clear that Ballantyne Strong is headed in the right direction. With the new Board of Directors and senior leadership in place, we believe we have the right team to create shareholder value over the next few decades. We have made significant progress with our zero-based budgeting efforts but we believe this is only the beginning of what can be accomplished. We have begun to make progress allocating capital across the two operating divisions, Cinema and Digital Media, as well as into new investment opportunities in RELM and 1347 PIH. We also believe the current stock price is attractive and will look to repurchase more shares. Ballantyne Strong is a holding company with diverse business activities and we expect those business activities and divisions to expand over the years to come.

We appreciate the shareholders of the company and we promise to work tirelessly to do what we believe is in the best interest of the company over the long-run. We are thankful that you are our partners in this journey and we look forward to updating you on our progress as time passes.

On May 23rd we will be hosting our annual meeting in Fort Lauderdale, Florida. We hope to see you there.

March 15, 2016	D. Kyle Cerminara
Chairman & CEO

Important Additional Information

Ballantyne Strong, Inc. (the “Company”) and its directors and officers are participants in the solicitation of proxies from the stockholders of the Company in connection with the Company’s 2016 Annual Meeting of Stockholders. Information about the Company’s directors and executive officers and their ownership of the company’s common stock is set forth in the proxy statement for the Company’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 23, 2015 and Schedules 13D and Forms 4 filed subsequently thereto. Additional information concerning the identity and interests of these persons will be available in the Company’s definitive proxy statement, when available, that the Company plans to file with the SEC, as such proxy statement may be subsequently supplemented or amended.

The Company’s definitive proxy statement, any other relevant documents and other proxy solicitation materials filed with the SEC concerning the Company are or will be available, when filed, free of charge at www.sec.gov and www.ballantynestrong.com. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Ballantyne Strong, Inc., Attn: Investor Relations, 13710 FNB Parkway, Suite 400, Omaha, Nebraska 68154; telephone: 402/829-9423. THE COMPANY’S STOCKHOLDERS SHOULD CAREFULLY READ THE DEFINITIVE PROXY STATEMENT, AND ANY SUPPLEMENTS THERETO, AND OTHER PROXY MATERIALS AS AND WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISIONS, AS THEY CONTAIN IMPORTANT INFORMATION.